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Exhibit 99.2

THE DIRECTV GROUP, INC.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion of our results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this Annual Report. Information in this section is organized as follows:

  •
  Summary Results of Operations and Financial Condition

  •
  Significant Transactions Affecting the Comparability of the Results of Operations

  •
  Key Terminology

  •
  Executive Overview and Outlook

  •
  Results of Operations

  •
  Liquidity and Capital Resources

  •
  Contractual Obligations

  •
  Off-Balance Sheet Arrangements

  •
  Contingencies

  •
  Certain Relationships and Related-Party Transactions

  •
  Critical Accounting Estimates

  •
  Accounting Changes and New Accounting Pronouncements

  •
  Security Ratings

THE DIRECTV GROUP, INC.

SUMMARY RESULTS OF OPERATIONS AND FINANCIAL CONDITION

	Years Ended December 31,
	2008	2007	2006
	(Dollars in Millions, Except Per Share Amounts)
Consolidated Statements of Operations Data:
Revenues	$19,693	$17,246	$14,755
Total operating costs and expenses	16,998	14,760	12,398

Operating profit	2,695	2,486	2,357
Interest income	81	111	146
Interest expense	(360)	(235)	(246)
Other, net	55	26	42

Income from continuing operations before income taxes	2,471	2,388	2,299
Income tax expense	(864)	(943)	(866)

Income from continuing operations	1,607	1,445	1,433
Income from discontinued operations, net of taxes	6	17	—

Net income	1,613	1,462	1,433
Less: Net income attributable to noncontrolling interests	(92)	(11)	(13)

Net income attributable to The DIRECTV Group, Inc	$1,521	$1,451	$1,420

Basic earnings attributable to The DIRECTV Group, Inc. per common share:
Income from continuing operations attributable to The DIRECTV Group, Inc. common shareholders	$1.36	$1.20	$1.13
Income from discontinued operations, net of taxes attributable to The DIRECTV Group, Inc. common shareholders	0.01	0.01	—

Net income attributable to The DIRECTV Group, Inc. common shareholders	$1.37	$1.21	$1.13

Diluted earnings attributable to The DIRECTV Group, Inc. per common share:
Income from continuing operations attributable to The DIRECTV Group, Inc. common shareholders	$1.36	$1.20	$1.12
Income from discontinued operations, net of taxes attributable to The DIRECTV Group, Inc. common shareholders	0.01	0.01	—

Net income attributable to The DIRECTV Group, Inc. common shareholders	$1.37	$1.21	$1.12

Weighted average number of common shares outstanding (in millions)
Basic	1,110	1,195	1,262
Diluted	1,114	1,202	1,270

	December 31,
	2008	2007
	(Dollars in Millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,005	$1,083
Total current assets	4,044	3,146
Total assets	16,539	15,063
Total current liabilities	3,585	3,434
Long-term debt	5,725	3,347
Redeemable noncontrolling interest	325	300
Total stockholders' equity	4,631	6,013

Reference should be made to the notes to the Consolidated Financial Statements.

THE DIRECTV GROUP, INC.
SUMMARY RESULTS OF OPERATIONS AND FINANCIAL CONDITION—(continued)

	Years Ended December 31,
	2008	2007	2006
	(Dollars in Millions)
Other Data:
Operating profit before depreciation and amortization (1)
Operating profit	$2,695	$2,486	$2,357
Add: Depreciation and amortization expense	2,320	1,684	1,034

Operating profit before depreciation and amortization	$5,015	$4,170	$3,391

Operating profit before depreciation and amortization margin	25.5%	24.2%	23.0%
Cash flow information
Net cash provided by operating activities	$3,910	$3,645	$3,162
Net cash used in investing activities	(2,388)	(2,822)	(1,536)
Net cash used in financing activities	(600)	(2,239)	(2,828)
Free cash flow (2)
Net cash provided by operating activities	$3,910	$3,645	$3,162
Less: Cash paid for property and equipment	(2,101)	(2,523)	(1,754)
Less: Cash paid for satellites	(128)	(169)	(222)

Free cash flow	$1,681	$953	$1,186

(1)
Operating profit before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, can be calculated by adding amounts under the caption "Depreciation and amortization expense" to "Operating profit." This measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Our management and our Board of Directors use operating profit before depreciation and amortization to evaluate the operating performance of our company and our business segments and to allocate resources and capital to business segments. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization expense from operating profit, our management and Board of Directors separately measure and budget for capital expenditures and business acquisitions.

We believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare our operating performance to other communications, entertainment and media service providers. We believe that investors use current and projected operating profit before depreciation and amortization and similar measures to estimate our current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization expense. Our management believes this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by Revenues.

(2)
Free cash flow, which is a financial measure that is not determined in accordance with GAAP, can be calculated by deducting amounts under the captions "Cash paid for property and equipment" and "Cash paid for satellites" from "Net cash provided by operating activities" from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. Our management and our Board of Directors use free cash flow to evaluate the cash generated by our current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and other capital investments or transactions and as a measure of performance for incentive compensation purposes. We believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected free cash flow to determine the ability of revenues from our current and projected subscriber base to fund required and discretionary spending and to help determine our financial value.

THE DIRECTV GROUP, INC.
SUMMARY RESULTS OF OPERATIONS AND FINANCIAL CONDITION—(concluded)

Selected Segment Data

	Years Ended December 31,
	2008	2007	2006
	(Dollars in Millions)
DIRECTV U.S.
Revenues	$17,310	$15,527	$13,744

% of total revenues	87.9%	90.0%	93.1%
Operating profit	$2,330	$2,402	$2,348
Add: Depreciation and amortization expense	2,061	1,448	873

Operating profit before depreciation and amortization	$4,391	$3,850	$3,221

Operating profit margin	13.5%	15.5%	17.1%
Operating profit before depreciation and amortization margin	25.4%	24.8%	23.4%
Segment assets	$12,546	$12,297	$11,687
Capital expenditures	1,765	2,326	1,798
DIRECTV Latin America
Revenues	$2,383	$1,719	$1,013

% of total revenues	12.1%	10.0%	6.9%
Operating profit	$426	$159	$79
Add: Depreciation and amortization expense	264	235	165

Operating profit before depreciation and amortization	$690	$394	$244

Operating profit margin	17.9%	9.2%	7.8%
Operating profit before depreciation and amortization margin	29.0%	22.9%	24.1%
Segment assets	$3,301	$2,456	$2,001
Capital expenditures	447	336	178
Corporate and Other
Revenues	—	—	$(2)

Operating loss	$(61)	$(75)	$(70)
Add: Depreciation and amortization expense	(5)	1	(4)

Operating loss before depreciation and amortization	$(66)	$(74)	$(74)

Segment assets	$692	$310	$1,453
Capital expenditures	17	30	—
Total
Revenues	$19,693	$17,246	$14,755

Operating profit	$2,695	$2,486	$2,357
Add: Depreciation and amortization expense	2,320	1,684	1,034

Operating profit before depreciation and amortization	$5,015	$4,170	$3,391

Operating profit margin	13.7%	14.4%	16.0%
Operating profit before depreciation and amortization margin	25.5%	24.2%	23.0%
Total assets	$16,539	$15,063	$15,141
Capital expenditures	2,229	2,692	1,976

THE DIRECTV GROUP, INC.

SIGNIFICANT TRANSACTIONS AFFECTING THE COMPARABILITY OF THE RESULTS OF OPERATIONS

Acquisitions

        180 Connect.    On July 8, 2008, we acquired 100% of 180 Connect's outstanding common stock and exchangeable shares. Simultaneously, in a separate transaction, UniTek USA, LLC acquired 100% of 180 Connect's cable service operating unit and operations in certain of our installation services markets in exchange for satellite installation operations in certain markets and $7 million in cash. These transactions provide us with control over a significant portion of DIRECTV U.S.' home service provider network. We paid $91 million in cash, net of the $7 million we received from UniTek USA, for the acquisition, including the equity purchase price, repayment of assumed debt and related transaction costs.

        Darlene Transaction.    On January 30, 2007, we acquired Darlene's 14% equity interest in DLA LLC for $325 million in cash and resolved all outstanding disputes with Darlene. We accounted for this acquisition using the purchase method of accounting.

        Sky Transactions.    During 2006, we completed the last in a series of transactions that were agreed in October 2004 with News Corporation, Televisa, Globo and Liberty Media International, which we refer to as the Sky Transactions. These transactions were completed as follows:

  •
  On August 23, 2006, we completed the merger of our Brazil business, Galaxy Brasil Ltda., or GLB, with Sky Brazil and completed the purchase of News Corporation's and Liberty Media International's interests in Sky Brazil. We accounted for the Sky Brazil acquisition using the purchase method of accounting, and began consolidating the results of Sky Brazil from the date of acquisition. We also accounted for the reduction of our interest in GLB resulting from the merger as a partial sale which resulted in us recording a one-time pre-tax gain during the year ended December 31, 2006 of approximately $61 million in total operating costs and expenses.

  •
  On February 16, 2006, we completed the acquisition of our equity interest in Sky Mexico, which included the acquisition of an equity interest in Sky Mexico in exchange for the sale of our DIRECTV Mexico subscribers to Sky Mexico and the acquisition of News Corporation's and Liberty Media International's equity interests in Sky Mexico for $373 million in cash. As a result of this transaction, we recorded gains of $57 million during the year ended December 31, 2006 in total operating costs and expenses.

    DIRECTV Mexico ceased operations in 2005 upon completion of the migration of its subscribers to Sky Mexico.

        As a result of the Darlene and Sky transactions, we own 100% of PanAmericana, 74% of Sky Brazil, and 41% of Sky Mexico. Globo owns the other 26% of Sky Brazil and Televisa owns the other 59% of Sky Mexico. The results of PanAmericana and Sky Brazil are consolidated in our results. We account for our 41% interest in Sky Mexico under the equity method of accounting.

Divestiture

        Hughes Network Systems.    In January 2006, we completed the sale of our 50% interest in Hughes Network Systems LLC, or HNS LLC, to SkyTerra, and resolved a working capital adjustment from the prior transaction, in exchange for $110 million in cash, which resulted in our recording in the first quarter of 2006 a gain of $14 million related to the sale in "Other, net" in the Consolidated Statements of Operations.

THE DIRECTV GROUP, INC.

Other Developments

        In addition to the items described above, the following items had a significant effect on the comparability of our operating results and financial position as of and for the years ended December 31, 2008, 2007 and 2006:

        Lease Program.    On March 1, 2006, DIRECTV U.S. introduced a new set-top receiver lease program. Prior to March 1, 2006, we expensed most set-top receivers provided to new and existing DIRECTV U.S. subscribers upon activation as a subscriber acquisition or upgrade and retention cost in the Consolidated Statements of Operations. Subsequent to the introduction of our lease program, we lease most set-top receivers provided to new and existing subscribers, and therefore capitalize the set-top receivers in "Property and equipment, net" in the Consolidated Balance Sheets.

        The following table sets forth the amount of DIRECTV U.S. set-top receivers we capitalized, and depreciation expense we recorded, under the lease program for the years ended December 31:

Capitalized subscriber leased equipment:	2008	2007	2006
	(Dollars in Millions)
Subscriber leased equipment—subscriber acquisitions	$599	$762	$599
Subscriber leased equipment—upgrade and retention	537	774	473

Total subscriber leased equipment capitalized	$1,136	$1,536	$1,072

Depreciation expense—subscriber leased equipment	$1,100	$645	$147

        Financing Transactions.    In May 2008, DIRECTV U.S. issued $1.5 billion in senior notes and amended its senior secured credit facility to include a new $1.0 billion Term Loan C. The senior notes bear interest at a rate of 7.625% and the principal balance is due in May 2016. The Term Loan C currently bears interest at a rate of 5.25% and was issued at a 1% discount. Principal payments on the Term Loan C began on September 30, 2008. The principal is payable in installments with the final installment due in April 2013.

        Share Repurchase Program.    During 2006, 2007 and 2008 our Board of Directors approved multiple authorizations for the repurchase of a total of $8.2 billion of our common stock, including a $3 billion authorization in May 2008 that was completed in December 2008. Subsequent to December 31, 2008, our Board of Directors authorized the repurchase of an additional $2 billion of our common stock.

        The following table sets forth information regarding shares repurchased and retired for the years ended December 31:

	2008	2007	2006
	(Amounts in Millions, Except Per Share Amounts)
Total cost of repurchased and retired shares	$3,174	$2,025	$2,977
Average price per share	24.12	23.48	16.16
Number of shares repurchased and retired	131	86	184

KEY TERMINOLOGY

        Revenues.    We earn revenues mostly from monthly fees we charge subscribers for subscriptions to basic and premium channel programming, HD programming and access fees, pay-per-view programming, and seasonal and live sporting events. We also earn revenues from monthly fees that we charge subscribers with multiple non-leased set-top receivers (which we refer to as mirroring fees), monthly fees we charge subscribers for leased set-top receivers, monthly fees we charge subscribers for

THE DIRECTV GROUP, INC.

digital video recorder, or DVR, service, hardware revenues from subscribers who lease or purchase set-top receivers from us, our published programming guide, warranty service fees and advertising services.

        Broadcast Programming and Other.    These costs primarily include license fees for subscription service programming, pay-per-view programming, live sports and other events. Other costs include expenses associated with the publication and distribution of our programming guide, continuing service fees paid to third parties for active subscribers, warranty service costs and production costs for on-air advertisements we sell to third parties.

        Subscriber Service Expenses.    Subscriber service expenses include the costs of customer call centers, billing, remittance processing and certain home services expenses, such as in-home repair costs.

        Broadcast Operations Expenses.    These expenses include broadcast center operating costs, signal transmission expenses (including costs of collecting signals for our local channel offerings), and costs of monitoring, maintaining and insuring our satellites. Also included are engineering expenses associated with deterring theft of our signal.

        Subscriber Acquisition Costs.    These costs include the cost of set-top receivers and other equipment, commissions we pay to national retailers, independent satellite television retailers, dealers, telcos, and the cost of installation, advertising, marketing and customer call center expenses associated with the acquisition of new subscribers. Set-top receivers leased to new subscribers are capitalized in "Property and equipment, net" in the Consolidated Balance Sheets and depreciated over their useful lives. The amount of set-top receivers capitalized each period for subscriber acquisitions is included in "Cash paid for property and equipment" in the Consolidated Statements of Cash Flows.

        Upgrade and Retention Costs.    The majority of upgrade and retention costs are associated with upgrade efforts for existing subscribers that we believe will result in higher average monthly revenue per subscriber, or ARPU, and lower churn. Our upgrade efforts include subscriber equipment upgrade programs for DVR, HD and HD DVR receivers and local channels, our multiple set-top receiver offer and similar initiatives. Retention costs also include the costs of installing and providing hardware under our movers program for subscribers relocating to a new residence. Set-top receivers leased to existing subscribers under upgrade and retention programs are capitalized in "Property and equipment, net" in the Consolidated Balance Sheets and depreciated over their useful lives. The amount of set-top receivers capitalized each period for upgrade and retention programs is included in "Cash paid for property and equipment" in the Consolidated Statements of Cash Flows.

        General and Administrative Expenses.    General and administrative expenses include departmental costs for legal, administrative services, finance, marketing and information technology. These costs also include expenses for bad debt and other operating expenses, such as legal settlements, and gains or losses from the sale or disposal of fixed assets.

        Average Monthly Revenue Per Subscriber.    We calculate ARPU by dividing average monthly revenues for the period (total revenues during the period divided by the number of months in the period) by average subscribers for the period. We calculate average subscribers for the period by adding the number of subscribers as of the beginning of the period and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one.

        Average Monthly Subscriber Churn.    Average monthly subscriber churn represents the number of subscribers whose service is disconnected, expressed as a percentage of the average total number of subscribers. We calculate average monthly subscriber churn by dividing the average monthly number of

THE DIRECTV GROUP, INC.

disconnected subscribers for the period (total subscribers disconnected, net of reconnects, during the period divided by the number of months in the period) by average subscribers for the period.

        Subscriber Count.    The total number of subscribers represents the total number of subscribers actively subscribing to our service, including seasonal subscribers, subscribers who are in the process of relocating and commercial equivalent viewing units. In March 2008, we implemented a change in DIRECTV U.S.' commercial pricing and packaging to increase our competitiveness. As a result, during the first quarter of 2008, DIRECTV U.S. made a one-time downward adjustment to the subscriber count of approximately 71,000 subscribers related to commercial equivalent viewing units.

        SAC.    We calculate SAC, which represents total subscriber acquisition costs stated on a per subscriber basis, by dividing total subscriber acquisition costs for the period by the number of gross new subscribers acquired during the period. We calculate total subscriber acquisition costs for the period by adding together "Subscriber acquisition costs" expensed during the period and the amount of cash paid for equipment leased to new subscribers during the period.

EXECUTIVE OVERVIEW AND OUTLOOK

        The United States and the other countries in which we operate are currently undergoing a period of substantial economic uncertainty. A more severe downturn in economic activity could have a detrimental impact on our forecasted revenue, operating margins, net subscriber additions, free cash flow and net income. Please refer to "Risk Factors" in Item 1A for a further discussion of risks which may affect forecasted results or our business generally.

DIRECTV U.S. Segment

        The following discussion of revenues and operating results relates to DIRECTV U.S., which generates 88% of our revenues.

        Revenues.    In 2008, DIRECTV U.S. revenues increased by 11.5% due to a larger subscriber base and a 6.1% increase in ARPU. In 2009, we anticipate revenues will increase in the high single-digit percentage range due to an increase in total subscribers and ARPU growth of about 4%. ARPU increases are expected to be driven primarily by price increases and the higher penetration of advanced products but will be lower than in 2008 due to the ongoing impact of more competitive promotions offered to both new and existing customers, as well as lower revenues in 2009 from the completion of the lease of one of our backup satellites in early 2009. After accounting for churn, our net new subscriber additions in 2008 were 861,000 which increased our total subscriber base by 5.1% to 17.6 million customers. In 2009, we expect net new subscriber additions to approximate the net new subscriber additions in 2008 due to increased gross additions offset by higher subscriber disconnections.

        Operating Results.    In 2008, DIRECTV U.S. operating profit before depreciation and amortization increased 14.1% to $4,391 million and operating profit before depreciation and amortization margin improved from 24.8% in 2007 to 25.4% in 2008. These increases were primarily due to the gross profit generated from the higher revenues, partially offset by higher subscriber acquisition and upgrade and retention costs for the increased number of new and existing customers adding HD and DVR services, as well as increased general and administrative costs.

        In 2009 for DIRECTV U.S. we expect a modest increase in both operating profit before depreciation and amortization and operating profit before depreciation and amortization margin over the 2008 results. These improvements are anticipated to be due to the expected increase in revenues, partially offset by modest increases in certain of our significant cost categories.

THE DIRECTV GROUP, INC.

        DIRECTV U.S. operating profit decreased 3.0% to $2,330 million in 2008 primarily due to the increase in depreciation and amortization expense from the set-top receiver lease program, partially offset by increased operating profits before depreciation and amortization. Operating profit in 2009 is expected to increase as the anticipated higher operating profit before depreciation and amortization is expected to be only partially offset by higher depreciation and amortization expense resulting from the set-top receiver lease program.

The DIRECTV Group

        Free Cash Flow.    In 2008, The DIRECTV Group generated $1,681 million of free cash flow, defined as net cash provided by operating activities less cash paid for property and satellites. During 2009, we expect continued free cash flow growth primarily as a result of the anticipated increase in operating profit before depreciation and amortization.

        Earnings per Share.    In 2008, The DIRECTV Group generated basic and diluted earnings per common share of $1.37. During 2009, we expect basic and diluted earnings per common share to increase by at least 15% as the anticipated improvement in operating profit and repurchase of $2.0 billion of our common stock pursuant to the additional share repurchase program announced in January 2009, is expected to be partially offset by higher net interest and income tax expense.

RESULTS OF OPERATIONS

Year Ended December 31, 2008 Compared with the Year Ended December 31, 2007

Consolidated Results of Operations

        Revenues.    The following table presents our revenues by segment:

Revenues by segment:			Change
	2008	2007	$	%
	(Dollars in Millions)
DIRECTV U.S.	$17,310	$15,527	$1,783	11.5%
DIRECTV Latin America	2,383	1,719	664	38.6%

Total Revenues	$19,693	$17,246	$2,447	14.2%

        The increase in our total revenues was due to higher ARPU and subscriber growth at DIRECTV U.S. and DIRECTV Latin America. We discuss these changes for each of our segments in more detail below.

        Operating profit before depreciation and amortization.    The following table presents our operating profit (loss) before depreciation and amortization by segment:

Operating profit (loss) before depreciation and amortization by segment:
			Change
	2008	2007	$	%
	(Dollars in Millions)
DIRECTV U.S.	$4,391	$3,850	$541	14.1%
DIRECTV Latin America	690	394	296	75.1%
Corporate and Other	(66)	(74)	8	(10.8)%

Total operating profit before depreciation and amortization	$5,015	$4,170	$845	20.3%

THE DIRECTV GROUP, INC.

        The increase in total operating profit before depreciation and amortization was due to higher gross profit from the increase in revenues, partially offset by higher subscriber acquisition, upgrade and retention and general and administrative costs at both DIRECTV U.S. and DIRECTV Latin America. We discuss the changes for each of our segments in more detail below.

        Operating profit.    The following table presents our operating profit (loss) by segment:

Operating profit (loss) by segment:			Change
	2008	2007	$	%
	(Dollars in Millions)
DIRECTV U.S.	$2,330	$2,402	$(72)	(3.0)%
DIRECTV Latin America	426	159	267	167.9%
Corporate and Other	(61)	(75)	14	(18.7)%

Total operating profit	$2,695	$2,486	$209	8.4%

        The increase in our operating profit was primarily due to increased operating profit before depreciation and amortization, partially offset by the increase in depreciation and amortization expense due to the DIRECTV U.S. lease program. We discuss these changes for each of our segments in more detail below.

        Interest income.    The decrease in interest income to $81 million in 2008 from $111 million in 2007 was due to lower interest rates and lower average cash balances due mostly to the use of cash to fund our share repurchase program.

        Interest expense.    The increase in interest expense from $235 million in 2007 to $360 million in 2008 was due to an increase in the average debt balance compared to 2007 and lower capitalization of interest cost in 2008. We capitalized $18 million of interest costs in 2008 and $51 million in 2007. The reduction in the capitalization of interest costs was due to the successful completion and launch of two satellites.

        Other, net.    The significant components of "Other, net" were as follows:

	2008	2007	Change
	(Dollars in Millions)
Equity in earnings of unconsolidated subsidiaries	$55	$35	$20
Net gain (loss) from sale of investments	1	(6)	7
Other	(1)	(3)	2

Total	$55	$26	$29

        Income Tax Expense.    We recognized income tax expense of $864 million in 2008 compared to $943 million in 2007. The lower income tax expense in 2008 is primarily attributable to foreign earnings taxed at less than our domestic statutory rates, a partial reversal of a valuation allowance on deferred tax assets of foreign subsidiaries as a result of recent profitability and recognition of tax credits due to state tax legislation.

        Net income attributable to noncontrolling interests.    We recognized net income attributable to noncontrolling interests of subsidiaries of $92 million in 2008 and $11 million in 2007 primarily from Sky Brazil. Net income attributable to noncontrolling interests in 2008 increased due to higher net income and $23 million from the partial reversal of a valuation allowance on deferred tax assets at Sky Brazil attributable to the noncontrolling interest holder.

THE DIRECTV GROUP, INC.

        Income from discontinued operations, net of taxes.    During 2008, we recorded a net $6 million adjustment as a result of the expiration of the statute of limitations in the federal jurisdiction offset by the write-off of foreign incentive income tax benefits related to previously divested businesses. During 2007, we recorded a $17 million reduction to our unrecognized tax benefits as a result of a settlement of a foreign withholding dispute from a previously divested business.

DIRECTV U.S. Segment

        The following table provides operating results and a summary of key subscriber data for the DIRECTV U.S. segment:

			Change
	2008	2007	$	%
	(Dollars in Millions, Except Per Subscriber Amounts)
Revenues	$17,310	$15,527	$1,783	11.5%
Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	7,424	6,681	743	11.1%
Subscriber service expenses	1,139	1,137	2	0.2%
Broadcast operations expenses	265	216	49	22.7%
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	2,191	1,901	290	15.3%
Upgrade and retention costs	1,027	958	69	7.2%
General and administrative expenses	873	784	89	11.4%
Depreciation and amortization expense	2,061	1,448	613	42.3%

Total operating costs and expenses	14,980	13,125	1,855	14.1%

Operating profit	$2,330	$2,402	$(72)	(3.0)%

Other data:
Operating profit before depreciation and amortization	$4,391	$3,850	$541	14.1%
Total number of subscribers (000's)(1)	17,621	16,831	790	4.7%
ARPU	$83.90	$79.05	$4.85	6.1%
Average monthly subscriber churn %	1.47%	1.51%	—	(2.6)%
Gross subscriber additions (000's)	3,904	3,847	57	1.5%
Subscriber disconnections (000's)	3,043	2,969	74	2.5%
Net subscriber additions (000's)	861	878	(17)	(1.9)%
Average subscriber acquisition costs—per subscriber (SAC)	$715	$692	$23	3.3%

(1)
As discussed above in "Key Terminology," during 2008, we had a one-time downward adjustment to our subscriber count of approximately 71,000 subscribers related to commercial equivalent viewing units. This adjustment did not affect our revenue, operating profit, cash flows, net subscriber additions or average monthly subscriber churn.

        Subscribers.    In 2008, gross subscriber additions increased primarily due to growth in the direct sales and retail distribution channels due in large part to more attractive promotions and higher demand for HD and DVR services, partially offset by the loss of a distribution relationship with BellSouth during the last three quarters of 2008. Average monthly subscriber churn decreased primarily

THE DIRECTV GROUP, INC.

due to increased sales of HD and DVR services as well as from lower involuntary churn associated with the continued effect of stringent credit policies. Net subscriber additions declined slightly from 2007 as the increase in gross additions was offset by higher subscriber disconnections.

        Revenues.    DIRECTV U.S.' revenues increased as a result of higher ARPU and the larger subscriber base. The increase in ARPU resulted primarily from price increases on programming packages, higher HD and DVR service fees, and an increase in lease fees due to higher average number of receivers per subscriber, partially offset by more competitive customer promotions and slightly lower upfront equipment fees.

        Operating profit before depreciation and amortization.    The improvement of operating profit before depreciation and amortization was primarily due to the gross profit generated from the higher revenues, partially offset by higher subscriber acquisition, upgrade and retention costs for the increased number of new and existing customers adding HD and DVR services, as well as increased general and administrative costs.

        Broadcast programming and other costs increased due to annual program supplier rate increases and the larger number of subscribers in 2008. Subscriber service expenses remained essentially flat with a larger subscriber base in 2008 due to the cost savings from a decline in customer call volume and a lower call handle time. Broadcast operations expense increased in 2008 due primarily to costs to support advanced services, HD enhancements and video-on-demand.

        Subscriber acquisition costs increased due to higher sales, marketing and advertising costs and higher costs associated with the acquisition of higher quality and advanced product customers. SAC per subscriber, which includes the cost of capitalized set-top receivers, increased due to higher sales, marketing and advertising costs and higher costs associated with the acquisition of higher quality and advanced product customers, partially offset by lower set-top receiver costs.

        Upgrade and retention costs increased in 2008 due to an increase in the movers program and other marketing programs.

        General and administrative expenses increased in 2008 primarily due to a $25 million one-time gain recognized in the second quarter of 2007 related to hurricane insurance recoveries, a $14 million charge in 2008 for the write-off of accounts receivable for equipment and other costs incurred to effect the orderly transition of services from one of our home service providers that ceased operations, $24 million in charges associated with the settlement of multiple legal proceedings and an increase in labor and benefit costs.

        Operating profit.    The increase in operating profit was primarily due to higher operating profit before depreciation and amortization, partially offset by higher depreciation and amortization expense in 2008 resulting from the capitalization of set-top receivers under the lease program.

THE DIRECTV GROUP, INC.

DIRECTV Latin America Segment

        The following table provides operating results and a summary of key subscriber data for the DIRECTV Latin America segment:

			Change
	2008	2007	$	%
	(Dollars in Millions, Except Per Subscriber Amounts)
Revenues	$2,383	$1,719	$664	38.6%
Operating profit before depreciation and amortization	690	394	296	75.1%
Operating profit	426	159	267	167.9%
Other data:
ARPU	$55.07	$48.33	$6.74	13.9%
Average monthly subscriber churn %	1.78%	1.38%	—	29.0%
Total number of subscribers (000's)(1)	3,883	3,279	604	18.4%
Gross subscriber additions (000's)	1,393	1,080	313	29.0%
Net subscriber additions (000's)	623	588	35	6.0%

(1)
DIRECTV Latin America subscriber data exclude subscribers of the Sky Mexico platform. Net subscriber additions as well as churn exclude the effect of the migration of approximately 19,000 subscribers from Central America to Sky Mexico in 2008 and approximately 20,000 in 2007.

        The increase in net subscriber additions was due to higher gross subscriber additions mainly in Brazil, Argentina and Venezuela, partially offset by higher churn of 1.78% in the region. The increase in churn was due to two downward subscriber adjustments totaling 78,000 subscribers in Sky Brazil as a result of the inconsistent application of churn policies in previous periods and the completion of the Sky Brazil and DIRECTV Brazil business integration. Excluding these subscriber adjustments in the current year, churn would have been 1.58%, which is higher than the prior year period primarily due to increased competition, higher churn in our prepaid business and a more challenging macroeconomic environment.

        Revenues increased in 2008 primarily due to strong subscriber and ARPU growth. ARPU increased mainly due to favorable exchange rates in Brazil in the first three quarters of 2008, as well as strong ARPU growth in PanAmericana, particularly in Venezuela and Argentina.

        The higher operating profit before depreciation and amortization is primarily due to the gross profit generated from the higher revenues, partially offset by an increase in subscriber acquisition costs mostly due to the 29% increase in gross additions, higher general and administrative expense due primarily to $29 million in currency related transaction fees in Venezuela and increased costs related to foreign currency exchange rate appreciation.

        The higher operating profit was primarily due to the increase in operating profit before depreciation and amortization partially offset by higher depreciation and amortization expense.

Corporate and Other

        Operating loss from Corporate and Other decreased to $61 million in 2008 from $75 million in 2007.

THE DIRECTV GROUP, INC.

Year Ended December 31, 2007 Compared with the Year Ended December 31, 2006

Consolidated Results of Operations

        Revenues.    The following table presents our revenues by segment:

Revenues by segment:			Change
	2007	2006	$	%
	(Dollars in Millions)
DIRECTV U.S.	$15,527	$13,744	$1,783	13.0%
DIRECTV Latin America	1,719	1,013	706	69.7%
Corporate and Other	—	(2)	2	(100.0)%

Total Revenues	$17,246	$14,755	$2,491	16.9%

        The increase in our total revenues was due to higher ARPU and subscriber growth at DIRECTV U.S. and DIRECTV Latin America, as well as the acquisition of Sky Brazil in August 2006. We discuss these changes for each of our segments in more detail below.

        Operating profit before depreciation and amortization.    The following table presents our operating profit (loss) before depreciation and amortization by segment:

Operating profit (loss) before depreciation and amortization by segment:
			Change
	2007	2006	$	%
	(Dollars in Millions)
DIRECTV U.S.	$3,850	$3,221	$629	19.5%
DIRECTV Latin America	394	244	150	61.5%
Corporate and Other	(74)	(74)	—	—

Total operating profit before depreciation and amortization	$4,170	$3,391	$779	23.0%

        The increase in total operating profit before depreciation and amortization was due to higher gross profit from the increase in revenues, the implementation of the DIRECTV U.S. lease program in March 2006 and the acquisition of Sky Brazil in August 2006, partially offset by higher subscriber acquisition and upgrade and retention costs at DIRECTV U.S. due to an increased number of new and existing subscribers adding HD and DVR services and gains totaling $118 million for the completion of the Sky Mexico and Sky Brazil transactions in 2006. We discuss these changes for each of our segments in more detail below.

THE DIRECTV GROUP, INC.

        Operating profit.    The following table presents our operating profit (loss) by segment:

Operating profit (loss) by segment:			Change
	2007	2006	$	%
	(Dollars in Millions)
DIRECTV U.S.	$2,402	$2,348	$54	2.3%
DIRECTV Latin America	159	79	80	101.3%
Corporate and Other	(75)	(70)	(5)	7.1%

Total operating profit	$2,486	$2,357	$129	5.5%

        The increase in our operating profit was primarily due to the increase in operating profits before depreciation and amortization, partially offset by higher depreciation and amortization expense due to the DIRECTV U.S. lease program and the acquisition of Sky Brazil. We discuss these changes for each of our segments in more detail below.

        Interest income.    The decrease in interest income from $146 million in 2006 to $111 million in 2007 was due to lower average cash and short-term investment balances due mostly from the use of cash to fund the share repurchase programs.

        Other, net.    The significant components of "Other, net" were as follows:

	2007	2006	Change
	(Dollars in Millions)
Equity in earnings of unconsolidated subsidiaries	$35	$27	$8
Net gain (loss) from sale of investments	(6)	14	(20)
Other	(3)	1	(4)

Total	$26	$42	$(16)

        Income Tax Expense.    We recognized income tax expense of $943 million in 2007 compared to $866 million in 2006. The change in income tax expense was primarily attributable to the change in income from continuing operations before income taxes and accrued interest associated with unrecognized tax benefits. The 2006 income tax expense also reflects a tax benefit from the write-off of an investment in a foreign entity.

        Income from discontinued operations.    As a result of a favorable tax settlement, which we discuss in Note 19 of the Notes to the Consolidated Financial Statements in Part II, Item 8 of this Annual Report, we recorded a $17 million gain in "Income from discontinued operations, net of taxes" in our Consolidated Statements of Operations.

THE DIRECTV GROUP, INC.

DIRECTV U.S. Segment

        The following table provides operating results and a summary of key subscriber data for the DIRECTV U.S. segment:

			Change
	2007	2006	$	%
	(Dollars in Millions, Except Per Subscriber Amounts)
Revenues	$15,527	$13,744	$1,783	13.0%
Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	6,681	5,830	851	14.6%
Subscriber service expenses	1,137	1,057	80	7.6%
Broadcast operations expenses	216	179	37	20.7%
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	1,901	1,844	57	3.1%
Upgrade and retention costs	958	852	106	12.4%
General and administrative expenses	784	761	23	3.0%
Depreciation and amortization expense	1,448	873	575	65.9%

Total operating costs and expenses	13,125	11,396	1,729	15.2%

Operating profit	$2,402	$2,348	$54	2.3%

Other data:
Operating profit before depreciation and amortization	$3,850	$3,221	$629	19.5%
Total number of subscribers (000's)	16,831	15,953	878	5.5%
ARPU	$79.05	$73.74	$5.31	7.2%
Average monthly subscriber churn %	1.51%	1.60%	—	(5.6)%
Gross subscriber additions (000's)	3,847	3,809	38	1.0%
Subscriber disconnections (000's)	2,969	2,989	(20)	(0.7%)
Net subscriber additions (000's)	878	820	58	7.1%
Average subscriber acquisition costs—per subscriber (SAC)	$692	$641	$51	8.0%

        Subscribers.    In 2007, gross subscriber additions increased due to higher demand for HD and DVR services, partially offset by the effect of more stringent credit policies. Average monthly subscriber churn decreased primarily due to increased sales of HD and DVR services as well as the effect of more stringent credit policies. Net subscriber additions increased due to the higher gross subscriber additions and lower average monthly subscriber churn.

        Revenues.    DIRECTV U.S.' revenues increased as a result of higher ARPU and the larger subscriber base. The increase in ARPU resulted primarily from price increases on programming packages, higher HD and DVR equipment and service fees, and an increase in lease fees due to higher average number of receivers per subscriber.

        Operating profit before depreciation and amortization.    The improvement of operating profit before depreciation and amortization was primarily due to the gross profit generated from the higher revenues and the increase in the amount of set-top receivers capitalized in 2007 under the lease program implemented on March 1, 2006, partially offset by higher subscriber acquisition, upgrade and retention costs for the increased number of new and existing customers adding HD and DVR services.

THE DIRECTV GROUP, INC.

        Broadcast programming and other costs increased due to annual program supplier rate increases and the larger number of subscribers in 2007. Subscriber service expenses increased due to the larger subscriber base in 2007. Broadcast operations expense increased in 2007 due primarily to costs to support new HD local channel markets.

        Subscriber acquisition costs increased due to higher advertising and direct sales marketing costs as well as higher costs associated with the increase in subscribers taking advanced products in 2007. This increase was partially offset by $159 million of higher costs in 2006 related to set-top receivers being expensed prior to the implementation of the lease program on March 1, 2006, after which most set-top receivers were capitalized as well as lower set-top receiver costs. SAC per subscriber, which includes the cost of capitalized set-top receivers, increased due to higher direct sales marketing and advertising costs and higher costs associated with the increase in subscribers taking HD and DVR services, partially offset by lower set-top receiver costs.

        Upgrade and retention costs increased in 2007 due to higher volume of subscribers upgrading to HD and DVR services, partially offset by $115 million of higher costs in 2006 related to set-top receivers being expensed prior to the implementation of the lease program and lower set-top receiver costs.

        General and administrative expenses increased in 2007 due to higher labor, employee benefit, and legal costs, partially offset by a $10 million reduction in bad debt expense compared to 2006.

        Operating profit.    The increase in operating profit was primarily due to higher operating profit before depreciation and amortization, partially offset by higher depreciation and amortization expense in 2007 resulting from the capitalization of set-top receivers under the lease program.

DIRECTV Latin America Segment

        The following table provides operating results and a summary of key subscriber data for the DIRECTV Latin America segment:

			Change
	2007	2006	$	%
	(Dollars in Millions, Except Per Subscriber Amounts)
Revenues	$1,719	$1,013	$706	69.7%
Operating profit before depreciation and amortization	394	244	150	61.5%
Operating profit (loss)	159	79	80	101.3%
Other data:
ARPU	$48.33	$41.71	$6.62	15.9%
Average monthly subscriber churn %	1.38%	1.46%	—	(5.5)%
Total number of subscribers (000's) (1)	3,279	2,711	568	21.0%
Gross subscriber additions (000's)	1,080	1,471	(391)	NM*
Net subscriber additions (000's)	588	1,118	(530)	NM
Net subscriber additions (excluding the Sky Brazil acquisition) (000's)	588	249	339	136.1%

*
Percentage not meaningful

(1)
DIRECTV Latin America subscriber data exclude subscribers of the Sky Mexico service. Net subscriber additions as well as churn exclude the effect of the migration of approximately 20,000 subscribers from Central America to Sky Mexico in 2007.

THE DIRECTV GROUP, INC.

        The increase in net subscriber additions, excluding the Sky Brazil acquisition in 2006, was primarily due to subscriber growth in Brazil, Argentina, Venezuela and Colombia, as well as a decrease in churn in Brazil and Venezuela.

        The increase in revenues primarily resulted from a $527 million increase in revenue in Brazil primarily due to the acquisition of Sky Brazil in August 2006, higher ARPU and favorable exchange rates, as well as subscriber and ARPU growth in PanAmericana.

        The higher operating profit before depreciation and amortization is primarily due to the gross profit generated by the increase in revenues, partially offset by gains totaling $118 million for the completion of the Sky Mexico and Sky Brazil transactions in 2006 and the increase in costs from the addition of Sky Brazil.

        The higher operating profit was primarily due to the increase in operating profit before depreciation and amortization partially offset by higher depreciation and amortization expense resulting from the Darlene and Sky Brazil transactions.

Corporate and Other

        Operating loss from Corporate and Other increased to $75 million in 2007 from $70 million in 2006.

LIQUIDITY AND CAPITAL RESOURCES

        Our principal sources of liquidity are our cash, cash equivalents and the cash flow that we generate from our operations. From 2006 to 2008 we experienced significant growth in net cash provided by operating activities and free cash flow. We expect net cash provided by operating activities and free cash flow to continue to grow and believe that our existing cash balances and cash provided by operations will be sufficient to fund our existing business plan. Additionally, as of December 31, 2008, DIRECTV U.S. had the ability to borrow up to $500 million under its existing credit facility, which is available until 2011. Borrowings under this facility may be required to fund strategic investment opportunities should they arise.

        At December 31, 2008, our cash and cash equivalents totaled $2.0 billion compared with $1.1 billion at December 31, 2007.

        As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) was 1.13 at December 31, 2008 and 0.92 at December 31, 2007. Working capital increased by $747 million to $459 million at December 31, 2008 from working capital deficit of $288 million at December 31, 2007. The increase during the period was mostly due to the increase in our cash and cash equivalent balances resulting from the changes discussed below.

THE DIRECTV GROUP, INC.

Summary Cash Flow Information

	Years Ended December 31,
	2008	2007	2006
	(Dollars in Millions)
Net cash provided by operating activities	$3,910	$3,645	$3,162
Net cash used in investing activities	(2,388)	(2,822)	(1,536)
Net cash used in financing activities	(600)	(2,239)	(2,828)
Free cash flow:
Net cash provided by operating activities	$3,910	$3,645	$3,162
Less: Cash paid for property, equipment and satellites	(2,229)	(2,692)	(1,976)

Free cash flow	$1,681	$953	$1,186

Cash Flows Provided By Operating Activities

        The increases in net cash provided by operating activities in 2008 and 2007 were primarily due to our higher operating profit before depreciation and amortization, which resulted from the higher gross profit generated from an increase in revenues. These increases were partially offset by an increase in cash paid for income taxes, which was $706 million in 2008, $408 million in 2007 and $30 million in 2006. The increase in cash paid for income taxes resulted mainly from the use of our NOL and tax credit carryforwards during 2007 and 2006.

Cash Flows Used In Investing Activities

        Beginning March 2006, DIRECTV U.S. introduced a set-top receiver lease program under which most set-top receivers provided to new and existing subscribers are capitalized. Prior to this lease program we expensed the cost of these set-top receivers. As a result of this lease program, our capital expenditures for property and equipment increased from 2006 to 2007. During 2008, we experienced a reduction in set-top receiver costs and benefited from the use of refurbished set-top receivers from the DIRECTV U.S. lease program, which resulted in a reduction in capital expenditures for property and equipment from 2007 to 2008.

        Also at DIRECTV U.S. during 2006, 2007 and 2008, we were in the process of constructing three satellites. We have completed and placed two of these satellites into service, which resulted in decreasing satellite capital expenditures over the three year period. We expect to launch the last of these satellites in 2009. Additionally, our capital expenditures for broadcast facilities and equipment to support our HD programming has decreased from 2006 to 2008 as we have largely completed the build out of the infrastructure necessary to launch HD programming both locally and nationally.

        These decreases in capital expenditures for property and equipment have been offset by an increase in capital expenditures in Latin America for set-top receivers provided to subscribers under lease programs. Part of our business strategy in Latin America is to increase advanced product and multi-box penetrations; therefore, our capital expenditures in Latin America are expected to increase.

        Additionally, we paid $204 million in 2008, $348 million in 2007 and $389 million in 2006 for investments in various companies. These transactions are described in Note 6 of the Notes to the Consolidated Financial Statements in Part II, Item 8 of this Annual Report. Also, in 2007 and 2006, we had cash flows from investing activities resulting from net cash proceeds received from the sale of short-term investments. Our cash spending on investment in companies is discretionary and we may fund strategic investment opportunities should they arise in the future.

THE DIRECTV GROUP, INC.

Cash Flows Used in Financing Activities

        During 2006, 2007 and 2008 our Board of Directors approved, and we completed, the repurchase of a total of $8.2 billion of our common stock as follows: $3,174 million during 2008, $2,025 million during 2007 and $2,977 million during 2006. In January 2009, our Board of Directors authorized an additional $2 billion of share repurchases.

        Additionally, during 2008 we had $2,490 million of net cash proceeds from the issuance of senior notes and borrowings under our senior secured credit facility which were completed in May 2008 as described in Note 8 of the Notes to the Consolidated Financial Statements in Part II, Item 8 of this Annual Report, and a $160 million capital contribution received in connection with the Liberty Transaction described in Note 19 of the Notes to the Consolidated Financial Statements in Part II, Item 8 of this Annual Report.

Free Cash Flow

        Free cash flow increased in 2008 as compared to 2007 due to an increase in net cash provided by operating activities described above, and the decrease in capital expenditures. The decrease in capital expenditures resulted from lower set-top receiver costs for set-top receivers capitalized under the DIRECTV U.S. lease program and lower capital expenditures for satellite and broadcast facilities and equipment to support HD programming partially offset by increased capital expenditures in Latin America.

        Free cash flow decreased in 2007 compared to 2006 as the increase in net cash provided by operating activities discussed above was more than offset by an increase in capital expenditures for leased set-top receivers. Capital expenditures for leased set-top receivers increased as a result of an increase in the amount of set-top receivers capitalized in 2007 under the DIRECTV U.S. lease program implemented in March 2006.

        During 2009, we expect continued free cash flow growth primarily as a result of the anticipated increase in operating profit before depreciation and amortization.

Debt

        At December 31, 2008, we had $5,833 million in total outstanding borrowings, bearing a weighted average interest rate of 5.7%. Our outstanding borrowings primarily consist of notes payable and amounts borrowed under a senior secured credit facility of DIRECTV U.S. as more fully described in Note 8 of the Notes to the Consolidated Financial Statements in Item 8, Part II of this Annual Report, which we incorporate herein by reference.

        Our notes payable and senior secured credit facility and other borrowings mature as follows: $108 million in 2009; $308 million in 2010; $108 million in 2011; $20 million in 2012; $2,796 million in 2013; and $2,500 million thereafter. However, these amounts do not reflect potential prepayments that may be required under DIRECTV U.S.' senior secured credit facility, which could result from a computation that we are required to make each year end under the credit agreement. We were not required to make a prepayment for the years ended December 31, 2008 and 2007.

        Covenants and Restrictions.    The senior secured credit facility requires DIRECTV U.S. to comply with certain financial covenants. The senior notes and the senior secured credit facility also include covenants that restrict DIRECTV U.S.' ability to, among other things, (i) incur additional indebtedness, (ii) incur liens, (iii) pay dividends or make certain other restricted payments, investments or acquisitions, (iv) enter into certain transactions with affiliates, (v) merge or consolidate with another entity, (vi) sell, assign, lease or otherwise dispose of all or substantially all of its assets, and (vii) make

THE DIRECTV GROUP, INC.

voluntary prepayments of certain debt, in each case subject to exceptions as provided in the credit agreement and senior notes indentures. Should DIRECTV U.S. fail to comply with these covenants, all or a portion of its borrowings under the senior notes and senior secured credit facility could become immediately payable and its revolving credit facility could be terminated. At December 31, 2008, DIRECTV U.S. was in compliance with all such covenants and we expect to continue to be in compliance with all covenants in 2009.

        The senior notes and senior secured credit facility also provide that the borrowings may be required to be prepaid if certain change-in-control events occur. In September 2008, Liberty Media became the majority owner of our outstanding common stock. There was no ratings decline for the senior notes associated with that event, and DIRECTV U.S. was not required either to offer to redeem the senior notes pursuant to their respective indentures or to prepay any of the borrowings under the senior secured credit facility.

Contingencies

        As discussed in Note 19 of the Notes to the Consolidated Financial Statements in Part II, Item 8 of this Annual Report, Globo has the right to exchange Sky Brazil shares for cash or our common shares. If Globo exercises this right, we have the option to elect to pay the consideration in cash, shares of our common stock, or a combination of both.

        In addition, we have approximately $97 million of cash on deposit at our Venezuelan subsidiary that is subject to exchange controls that limit our ability to transfer the cash outside of Venezuela. Venezuelan deposits are denominated in bolivars and translated at the official exchange rate. We are currently required to obtain Venezuelan government approval to exchange Venezuelan bolivars into U.S. dollars at the official rate (Bf 2,150). The approval process has been delayed in recent periods and may be delayed further in the future. If so, our Venezuelan subsidiary may be required to rely on a legal parallel exchange process to settle U.S. dollar obligations or to repatriate cash. If the entire Venezuelan cash balance at December 31, 2008 had been exchanged to U.S. dollars based on the parallel market rates, we would have recorded a charge to operating profit, and a reduction in our cash and cash equivalents of approximately $60 million. In 2008, we recognized a charge to operating profit of approximately $29 million in connection with the exchange of Venezuelan currency to U.S. dollars.

        Several factors may affect our ability to fund our operations and commitments that we discuss in "Contractual Obligations", "Off-Balance Sheet Arrangements" and "Contingencies" below. In addition, our future cash flows may be reduced if we experience, among other things, significantly higher subscriber additions than planned, increased subscriber churn or upgrade and retention costs, higher than planned capital expenditures for satellites and broadcast equipment, satellite anomalies or signal theft or if we are required to make a prepayment on our term loans under DIRECTV U.S.' senior secured credit facility. Additionally, DIRECTV U.S.' ability to borrow under the senior secured credit facility is contingent upon DIRECTV U.S. meeting financial and other covenants associated with its facility as more fully described above.

CONTRACTUAL OBLIGATIONS

        The following table sets forth our contractual obligations as of December 31, 2008, including the future periods in which payments are expected. Additional details regarding these obligations are

THE DIRECTV GROUP, INC.

provided in the Notes to the Consolidated Financial Statements in Part II, Item 8 referenced in the table.

	Payments Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Dollars in Millions)
Long-term debt obligations (Note 8) (a)	$7,900	$440	$1,069	$3,373	$3,018
Purchase obligations (Note 19) (b)	3,601	1,308	1,934	336	23
Operating lease obligations (Note 19) (c)	291	51	97	71	72
Capital lease obligations (Note 10)	977	83	157	151	586
Other long-term liabilities reflected on the Consolidated Balance Sheets under GAAP (Note 19) (d) (e)	229	91	138	—	—

Total	$12,998	$1,973	$3,395	$3,931	$3,699

(a)
Long-term debt obligations include interest calculated based on the rates in effect at December 31, 2008, however, the obligations do not reflect potential prepayments that may be required under DIRECTV U.S.' senior secured credit facility, if any, or permitted under its indentures.

(b)
Purchase obligations consist of broadcast programming commitments, satellite construction and launch contracts and service contract commitments. Broadcast programming commitments include guaranteed minimum contractual commitments that are typically based on a minimum number of required subscribers subscribing to the related programming. Actual payments may exceed the minimum payment requirements if the actual number of subscribers subscribing to the related programming exceeds the minimum amounts. Service contract commitments include minimum commitments for the purchase of services that have been outsourced to third parties, such as billing services, telemetry, tracking and control services and broadcast center services. In most cases, actual payments, which are typically based on volume, usually exceed these minimum amounts.

(c)
Certain of the operating leases contain escalation clauses and renewal or purchase options, which we do not consider in the amounts disclosed.

(d)
Other long-term liabilities consist of amounts DIRECTV U.S. owes to the National Rural Telecommunications Cooperative, or NRTC, for the purchase of distribution rights and to the NRTC members that elected the long-term payment option resulting from the NRTC acquisition transactions in 2004, including interest, and satellite contracts.

(e)
Payments due by period for other long-term liabilities reflected on the Consolidated Balance Sheet under GAAP do not include payments that could be made related to our net unrecognized tax benefits liability, which amounted to $207 million as of December 31, 2008. The timing and amount of any future payments is not reasonably estimable, as such payments are dependent on the completion and resolution of examinations with tax authorities. We do not expect a significant payment related to these obligations within the next twelve months.

OFF-BALANCE SHEET ARRANGEMENTS

        As of December 31, 2008, we were contingently liable under standby letters of credit and bonds in the aggregate amount of $33 million primarily related to insurance deductibles and foreign tax refunds.

THE DIRECTV GROUP, INC.

CONTINGENCIES

        For a discussion of "Contingencies", see Note 19 of the Notes to the Consolidated Financial Statements in Part II, Item 8 of this Annual Report, which we incorporate herein by reference.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

        For a discussion of "Certain Relationships and Related-Party Transactions," see Note 16 of the Notes to the Consolidated Financial Statements in Part II, Item 8 of this Annual Report, which we incorporate herein by reference.

CRITICAL ACCOUNTING ESTIMATES

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect amounts reported. Management bases its estimates, judgments and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported for future periods may be affected by changes in those estimates. The following represents what we believe are the critical accounting policies that may involve a higher degree of estimation, judgment and complexity. For a summary of our significant accounting policies, including those discussed below, see Note 2 of the Notes to the Consolidated Financial Statements in Part II, Item 8 of this Annual Report.

        Multi-Year Programming Contracts for Live Sporting Events.    We charge the cost of multi-year programming contracts for live sporting events with minimum guarantee payments, such as DIRECTV U.S.' agreement with the NFL, to expense based on the ratio of each period's contract revenues to the estimated total contract revenues to be earned over the contract period. Management evaluates estimated total contract revenues at least annually. Estimates of forecasted revenues rely on assumptions regarding the number of subscribers to a given sporting events package and the estimated package price throughout the contract. While we base our estimates on past experience and other relevant factors, actual results could differ from our estimates. If actual results were to significantly vary from forecasted amounts, the profit recorded on such contracts in a future period could vary from current rates and the resulting change in profits recorded could be material to our consolidated results of operations.

        Income Taxes.    We must make certain estimates and judgments in determining provisions for income taxes. These estimates and judgments occur in the calculation of tax credits, tax benefits and deductions, and in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

        We assess the recoverability of deferred tax assets at each reporting date and where applicable, record a valuation allowance to reduce the total deferred tax asset to an amount that will, more-likely-than-not, be realized in the future. Our assessment includes an analysis of whether deferred tax assets will be realized in the ordinary course of operations based on the available positive and negative evidence, including the scheduling of deferred tax liabilities and forecasted income from operating activities. The underlying assumptions we use in forecasting future taxable income require significant judgment. In the event that actual income from operating activities differs from forecasted amounts, or if we change our estimates of forecasted income from operating activities, we could record additional charges in order to adjust the carrying value of deferred tax assets to their realizable amount. Such charges could be material to our consolidated financial statements.

THE DIRECTV GROUP, INC.

        In addition, the recognition of a tax benefit for tax positions involves dealing with uncertainties in the application of complex tax regulations. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. We provide for taxes for uncertain tax positions where assessments have not been received in accordance with Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109," or FIN 48. We believe such tax reserves are adequate in relation to the potential for additional assessments. Once established, we adjust these amounts only when more information is available or when an event occurs necessitating a change to the reserves. Future events such as changes in the facts or law, judicial decisions regarding the application of existing law or a favorable audit outcome will result in changes to the amounts provided.

        Contingent Matters.    Determining when, or if, an accrual should be recorded for a contingent matter, including but not limited to legal and tax issues, and the amount of such accrual, if any, requires a significant amount of management judgment and estimation. We develop our judgments and estimates in consultation with outside counsel based on an analysis of potential outcomes. Due to the uncertainty of determining the likelihood of a future event occurring and the potential financial statement impact of such an event, it is possible that upon further development or resolution of a contingent matter, we could record a charge in a future period that would be material to our consolidated financial statements.

        Depreciable Lives of Leased Set-Top Receivers.    We currently lease most set-top receivers provided to new and existing subscribers and therefore capitalize the cost of those set-top receivers. We depreciate capitalized set-top receivers at DIRECTV U.S. over a three year estimated useful life, which is based on, among other things, management's judgment of the risk of technological obsolescence. Changes in the estimated useful lives of set-top receivers capitalized could result in significant changes to the amounts recorded as depreciation expense. Based on the book value of the DIRECTV U.S. set-top receivers capitalized as of December 31, 2008, if we extended the depreciable life of the set-top receivers by one half of a year, it would result in an approximately $250 million reduction in annual depreciation expense.

        Valuation of Long-Lived Assets.    We evaluate the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. We consider the carrying value of a long-lived asset impaired when the anticipated undiscounted future cash flow from such asset is separately identifiable and is less than its carrying value. In that event, we recognize a loss based on the amount by which the carrying value exceeds the fair value of the long-lived asset. We determine fair value primarily using the estimated future cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved, and other valuation techniques. We determine losses on long-lived assets to be disposed of in a similar manner, except that we reduce the fair value for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

        Valuation of Goodwill and Intangible Assets with Indefinite Lives.    We evaluate the carrying value of goodwill and intangible assets with indefinite lives annually in the fourth quarter or more frequently when events and circumstances change that would more likely than not result in an impairment loss. We completed our annual impairment testing during the fourth quarter of 2008, and determined that there was no impairment of goodwill or intangible assets with indefinite lives.

        The goodwill evaluation requires the estimation of the fair value of reporting units where we record goodwill. We determine fair values primarily using estimated cash flows discounted at a rate commensurate with the risk involved, when appropriate. Estimation of future cash flows requires significant judgment about future operating results, and can vary significantly from one evaluation to

THE DIRECTV GROUP, INC.

the next. Risk adjusted discount rates are not fixed and are subject to change over time. As a result, changes in estimated future cash flows and/or changes in discount rates could result in a write-down of goodwill or intangible assets with indefinite lives in a future period which could be material to our consolidated financial statements.

ACCOUNTING CHANGES AND NEW ACCOUNTING PRONOUNCEMENTS

        For a discussion of accounting changes and new accounting pronouncements see Note 2 of the Notes to the Consolidated Financial Statements in Part II, Item 8 of this Annual Report, which we incorporate herein by reference.

SECURITY RATINGS

        Debt ratings by the various rating agencies reflect each agency's opinion of the ability of issuers to repay debt obligations as they come due and expected loss given a default. Ratings in the Baa range for Moody's Investors Service and the BBB range for Standard & Poor's Ratings Services, or S&P, generally indicate adequate current protection of interest payments and principal security, with certain protective elements lacking. Ratings in the Ba range for Moody's and the BB range for S&P, generally indicate moderate protection of interest and principal payments, potentially outweighed by exposure to uncertainties or adverse conditions. In general, lower ratings result in higher borrowing costs. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

        Currently, The DIRECTV Group has the following security rating:

	Long-term Corporate Rating	Outlook
Standard & Poor's	BB	Stable

        Currently, DIRECTV U.S. has the following security ratings:

	Senior Secured	Senior Unsecured	Corporate	Outlook
Standard & Poor's	BBB-	BB	BB	Stable
Moody's	Baa3	Ba3	Ba2	Stable

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  Exhibit 99.2
  ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS